maimer. If you do not accept the tenns of this Agreement. the PS Us are subject to cancellation. IN WITNESS WHEREOF, the parties have signed this Agreement as of the Grant Date, but recognize that the effectiveness of the Agreement and the Awards are contingent on the approval of the Plan by the Company’s stockholders and on the Company’s filing a Form S-8 registration statement with the Securities Exchange Commission. #101713742¥1

**STERLING INFRASTRUCTURE, INC.**

**AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT**

THIS AGREEMENT, effective as of the 1st day of January, 2024 (the "Effective Date") is entered into between STERLING INFRASTRUCTURE, INC., a Delaware corporation (the "Company") and JOE CUTILLO (the "Executive"), a resident of the State of Texas.

1. Purposes of Agreement. Executive currently serves as Chief Executive Officer and a member of the Board of Directors of the Company under an Executive Employment Agreement dated December 12, 2018. The Company and the Board of Directors (the "Board") have determined that it is in the best interest of the Company and its stockholders to amend and restate the Company's contractual commitments to Executive and to align Executive's overall compensation with increases in shareholder value. This Agreement is intended to accomplish those objectives.

2. Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.

3. Term of Agreement. Subject to earlier termination in accordance with Section 6 of this Agreement, Executive shall be employed by the Company for a term commencing on the Effective Date and ending on December 31, 2026 (the "Initial Term") and, upon the expiration of the Initial Term and by mutual agreement of the Company and Executive, for a one-year period thereafter (the "Renewal Term"). In the event the Company and Executive do not agree to extend the Initial Term or any Renewal Term, this Agreement shall expire. References herein to the "Term" shall be deemed to include the Initial Term or any Renewal Term, as applicable.

4. Position and Duties.

(a) Position. During the Term, Executive shall continue to serve as Chief Executive Officer of the Company, shall report to the Board and shall perform such duties and have the authority and responsibilities as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time.

(b) Board Membership. The Board shall use its best efforts to cause the retention of Executive as a member of the Board for the duration of the Term. Executive shall not receive separate or additional compensation for such Board service. At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from the Board and from his position as an officer, director, manager or member of any of the Company's subsidiaries and affiliates and, at the Board's request, will execute documents necessary to reflect his resignation. The preceding sentence shall survive any termination of this Agreement.

(c) Duties. During the Term (other than any periods of vacation, sick leave, disability leave or other family or medical leave to which the Executive is entitled), Executive shall devote Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive in accordance with this Agreement, shall use Executive's best efforts to perform such duties faithfully and efficiently; provided

however, that Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (3) manage personal investments, in each case so long as such activities are consistent with the policies of the Company or its Subsidiaries as in effect from time to time and do not significantly interfere with the performance of the Executive's duties under this Agreement. To the extent that any such activities have been conducted by the Executive before the Effective Date and were consistent with the policies of the Company or its Subsidiaries at the Effective Date, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of the Executive's duties under this Agreement, provided that any such activities are disclosed to the Board.

(d) Principal Place of Employment. Executive's initial principal place of employment during the Term shall be at the Company's corporate headquarters in The Woodlands, Texas. The parties acknowledge that Executive will be required to travel in connection with the performance of his duties hereunder.

(e) Corporate Policies. During the Term, Executive shall be subject to all of the Company's corporate governance, ethics, and executive compensation and other policies as in effect from time to time.

5. Compensation and Employee Benefits.

(a) Base Salary. During the Term, the Company shall pay or cause to be paid to the Executive an annual base salary in cash in the amount of One Million Dollars ($1,000,000) per year (as of the date of the Effective Date), less applicable withholdings ("Base Salary"), which shall be paid in a manner consistent with the Company's customary payroll practices. Executive's Base Salary is subject to annual review and may, in the Compensation Committee's discretion, be adjusted, but not reduced, under the Company's standard compensation policies for executive-level employees. As so adjusted, the term "Base Salary" shall refer to the adjusted amount.

(b) Incentive and Equity Compensation.

(i) During the Term, Executive shall be entitled to (i) annual short-term incentive compensation with a target value not less than 115 percent of Executive's Base Salary (the target value of which is $1,150,000 as of the Effective Date) and (ii) an annual long-term incentive award with a target value not less than $3,500,000 (the target value as of the Effective Date) comprised of equity awards under the 2018 Stock Incentive Plan (the "Stock Plan"), in each case based upon the achievement of certain individual and corporate goals and performance criteria established in good faith by the Compensation Committee, following consultation with Executive; provided that Executive's incentive and equity awards will be made on a basis no less favorable than the basis on which such awards are made to other senior executive employees of the Company, consistent with past practices and relevant market conditions. Any such incentive or equity awards will be made in accordance with and will be subject to the terms and conditions of the Senior Executive Incentive Compensation Plan and/or the Stock Plan and, as applicable for future awards, any supplemental, modified, or additional compensation plan which the Company may hereafter adopt; provided, however, that if the terms of this Employment Agreement are more generous to

Executive than the terms set forth in such plans or award agreements, the terms of the Employment Agreement shall govern any conflict to the extent consistent with applicable law.

(ii) As a material inducement to Executive's continued employment with the Company and in partial consideration for the covenants set forth in Section 8 through 11 below, as soon as administratively practicable following the Effective Date, Executive shall be eligible for a grant of performance-based restricted stock units in accordance with a grant agreement substantially in the form attached hereto as Exhibit B (the "Special Grant"). In the event the Company and Executive agree to extend this Agreement beyond the Initial Term into a Renewal Term, Executive shall be eligible for an additional grant of 40,000 restricted stock units (the "Additional Special Grant") in accordance with a grant agreement substantially in the form attached hereto as Exhibit B, except that 100% of the Additional Special Grant shall vest on achievement of a Stock Price Target of $160 per share.

(c) Employee Benefits. During the Term, Executive and his spouse and eligible dependents (if any) shall be eligible to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than the basis on which such benefits and perquisites are provided by the Company from time to time to other of its senior executive employees.

(d) Fringe Benefits. During the Term, Executive shall be entitled to the use of a Company-provided vehicle, including a fuel card and coverage of all operating, insurance, and maintenance costs of such vehicle. Executive shall also be entitled during the Term to receive other fringe benefits and perquisites that are no less favorable than those that are provided by the Company from time to time to other of its senior executive employees.

(e) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company's approved travel budget) in performing services hereunder. Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive's tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (iii) not be subject to liquidation or exchange for another benefit.

(f) Vacation. During the Term, Executive shall be entitled to 4 weeks' paid vacation each year in accordance with the Company's then-current vacation policy for its other senior executive-level employees. The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be no less favorable than those provided to the Company's other senior executive employees.

(g) Liability Insurance. During the Term and for a period of not less than seven (7) years thereafter, the Company shall obtain, pay the premiums for, and maintain in effect directors and officers liability insurance, of which Executive shall be a named insured, providing coverage to Executive, in the broadest form, for claims asserted or Proceedings involving Executive and/or any acts, omissions, statements or representations made by or on behalf of Executive. Additionally,

the Company shall use its best efforts to cause any commercial general liability insurance policy, or any other liability insurance policy maintained by it, to include Executive as an additional insured under the terms of the policy.

(h) Indemnification. The Company shall indemnify Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended but only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto) for any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") with respect to which Executive is made a party or is threatened to be made a party to or is otherwise involved by reason of his execution of his duties as an officer of the Company, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) he reasonably incurs or suffers in connection therewith and such indemnification shall continue following Executive's termination of employment and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, with respect to Proceedings to enforce his rights to indemnification, the Company shall indemnify Executive in connection with a Proceeding (or part thereof) initiated by him only if such Proceeding (or part thereof) was authorized by the Board.

(i) Recoupment/Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, company policy or stock exchange listing requirement to the extent reasonably required by any such law, government regulation, company policy or stock exchange listing requirement, as determined by the Board in good faith. Executive agrees and understands that he is subject to and bound by the Company's Incentive Compensation and Claw-Back Policy and Policy for the Recovery of Erroneously Awarded Compensation, if applicable. Copies of these policies are available in the Company's Document Library, as in effect from time to time.

6. Termination of Employment. Except for the provisions intended to survive for other periods of time as specified in Section 16(o) below, this Agreement and Executive's employment shall terminate (i) at any time upon mutual written agreement of the Parties; (ii) immediately upon Executive's death or Disability as provided in Sections 6(a) and 6(b) below, respectively; (iii) by the Company for Cause as provided in Section 6(c); (iv) by Executive for Good Reason as provided in Section 6(d); (v) by the Company for any reason not otherwise covered by clauses (a), (b), (c), or (e) herein as provided in Section 6(d); (vi) upon non-renewal of the Term as provided in Section 6(e); or (vi) by Executive for any reason not otherwise covered by clauses (a), (b), (d), or (e) herein with advance written notice as provided in Section 6(c). The date on which Executive's employment ends under this Section 6 shall be referred to herein as his "Termination Date".

(a) Termination Due to Death. Executive's employment with the Company shall terminate upon Executive's death. Upon the termination of the Term and Executive's employment as a result of this Section 6(a), Executive's estate shall receive the Accrued Obligations on or before the end of the month immediately following the month in which the Termination Date occurs or

such earlier date(s) as may he required by applicable law. All other payments or benefits, if any, due to Executive's estate following Executive's termination due to death shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive's estate shall not be entitled to any severance or similar payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans). Executive's estate shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date. If Executive's employment terminates as a result of his death, his then-outstanding unvested RSU and PSU awards will accelerate, become fully vested, and be settled in accordance with the terms of the applicable Stock Plan and the related award agreement(s). For the avoidance of doubt, PSU awards shall vest at the greater of (i) the target amount (i.e., 100% payout) for the applicable Performance Cycle (as defined in the applicable award agreements) or (ii) actual performance as of the date of termination.

(b) Termination Due to Disability. The Company may terminate Executive's employment if he becomes unable to perform the essential functions of his position as a result of his Disability. Upon any termination of the Term and Executive's employment pursuant to this Section 6(b), Executive shall receive the Accrued Obligations on or before the end of the month immediately following the month in which the Termination Date occurs or such earlier date(s) as may be required by applicable law. All other benefits, if any, due to Executive following Executive's termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive shall not be entitled to any payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans). Executive shall not earn or accrue any additional or other benefits under this Agreement following the Termination Date. If Executive's employment terminates as a result of his Disability, his then-outstanding unvested RSU and PSU awards will accelerate, become fully vested, and be settled in accordance with the terms of the applicable Stock Plan and the related award agreement(s). For the avoidance of doubt, PSU awards shall vest at the greater of (i) the target amount (i.e., 100% payout) for the applicable Performance Cycle (as defined in the applicable award agreements) or (ii) actual performance as of the date of termination.

(c) Termination for Cause; Voluntary Resignation. At any time during the Term, (i) the Company may terminate Executive's employment for Cause, and (ii) Executive may terminate his employment "voluntarily" (that is, other than by death, Disability, or for Good Reason); provided, that Executive will be required to give the Board at least sixty (60) days' advance written notice of any such termination; provided, however, that the Board may waive all or any part of the foregoing notice requirement in its sole discretion, in which case Executive's voluntary termination will be effective upon the date specified by the Board. Upon the termination of Executive's employment by the Company for Cause or by Executive's voluntary termination, Executive shall be entitled to receive the Accrued Obligations on or before the end of the month immediately following the month in which the Termination Date occurs or such earlier date(s) as may be required by applicable law, subject to any delay in payment required by Section 16(h) if Executive is a "specified employee" (within the meaning of Code Section 409A(a)(2)(B)(i)). All other benefits, if any, due to Executive following Executive's termination of employment pursuant to this Section 6(c) shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company

(excluding any group health benefit plans). Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.

(d) Termination for Good Reason by Executive or Without Cause by the Company. At any time during the Term, (i) Executive may terminate his employment for Good Reason; or (ii) the Company may terminate Executive's employment hereunder without Cause, in either case pursuant to this Section 6(d). Upon the termination of Executive's employment pursuant to this Section 6(d), Executive shall receive the Accrued Obligations on or before the end of the month immediately following the month in which the Termination Date occurs or such earlier date(s) as may be required by applicable law, subject to any delay in payment required by Section 16(h) if Executive is a "specified employee" (within the meaning of Code Section 409A(a)(2)(B)(i)). In addition, subject to Executive's continued compliance with the provisions of Sections 8 through 12 of this Agreement and Executive's execution, delivery and non-revocation of an effective release of claims against the Company and certain related persons and entities in substantially the form attached hereto as Exhibit C (the "Release") which Release shall be delivered to Executive within five (5) business days following the Termination Date and which must be executed (and not revoked) by Executive within the time specified in the Release (the "Release Period"), Executive shall be entitled to the following severance benefits (collectively, the "Severance Benefit"):

(i) A cash severance payment equal to the sum of: (A) two (2) times the Base Salary as in effect on the Termination Date; and (B) an amount equal to the COBRA premium that Executive would incur if he continued coverage under the Company's group health plan(s) for a period of eighteen (18) months based on the coverage elections in effect for Executive and, as applicable, his spouse and eligible dependents (to the extent covered on Executive's date of termination) as of the Termination Date. Collectively, the foregoing components of the Severance Benefit shall be referred to herein as the "Severance Payment".

(1) The Severance Payment shall be payable in accordance with the Company's usual payroll practices in equal, or substantially equal, installments over the twelve (12) month period commencing on the Termination Date, with the first such installment to be paid on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable, and to include any amounts Executive would otherwise have been paid prior to such payment date.

(2) Notwithstanding the foregoing, to the extent required to comply with Code Section 409A, if the Release Period spans two (2) calendar years, the first installment of the Severance Payment shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year (and such installment shall include all payments that would otherwise have been paid prior to such date if this Section 6(d)(i) did not apply).

(ii) Payment or reimbursement of all fees and costs incurred by Executive for outplacement counseling and services incurred by him with an outplacement firm of his selection that are not in excess of fifty thousand dollars ($50,000.00) in the aggregate. Such reimbursements shall be paid on a timely basis following submission of properly completed substantiation of such expenses, with the last payment being made no later than March 15th of the calendar year immediately following the calendar year in which the Termination Date occurs.

(iii) All other benefits, if any, due to Executive following a termination pursuant to this Section 6(d) shall be determined in accordance with the plans, policies, and practices of the Company as then in effect; provided, that Executive shall not be entitled to any payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans). Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.

(iv) If Executive's employment terminates in the circumstances contemplated by this Section 6(d), his then-outstanding unvested RSU and PSU awards will accelerate, become fully vested, and be settled in accordance with the terms of the applicable Stock Plan and the related award agreement(s). For the avoidance of doubt, PSU awards shall vest at the greater of (i) the target amount (i.e., 100% payout) for the applicable Performance Cycle (as defined in the applicable award agreements) or (ii) actual performance as of the date of termination.

(v) If, during the six (6) month period immediately following Executive's termination under this Section 6(d), a Change of Control occurs in circumstances when Section 7 would have otherwise provided for the payment or provision of the Enhanced Benefit, the Severance Payment and equity acceleration benefits described above in Sections 6(d)(i) and (iv) shall be supplemented as follows:

(1) the amount of the Enhanced Benefit (subject to the limitations set forth in Section 7(e)) that exceeds the aggregate Severance Benefit shall be paid in accordance with Section 7;

(2) Any outstanding portion of the Special Grant or Additional Special Grant shall be eligible to vest and be settled in connection with the Change of Control in accordance with the terms of the 2018 Stock Incentive Plan and the Performance-Based Restricted Share Unit Agreement; and

(3) the performance level of all PSU awards previously settled in accordance with Section 6(d)(iv) shall be recalculated as of the Change of Control and, if such recalculated performance would have resulted in additional vesting of such PSU awards above the level previously calculated under Section 6(d)(iv), Executive shall be paid a lump-sum cash amount, payable in the same manner as the Enhanced Benefit in accordance with Section 7, equal to the value of any additional shares underlying any additional portion of the PSU awards that would have vested pursuant to this Section 6(d)(iv)(3).

Except as provided in this Section 6(d)(v), the other components of Executive's Severance Payment and benefits as described in Sections 6(d)(i) - (iv) above shall remain payable at the time and in the manner described therein.

(e) <u>Termination Due to Non-Renewal of Term.</u> In the event that the parties elect not to renew this Agreement as provided in Section 3, the provisions of this Section 6(e) shall be applicable. In the event this Agreement is not renewed by mutual agreement between Executive and the Company following the identification and successful onboarding, as determined by the Board in its sole discretion, of Executive's successor as Chief Executive Officer, Executive's then-outstanding unvested RSU and PSU awards shall vest as of such non-renewal and be settled in

accordance with the terms of the applicable Stock Plan and related award agreement(s). For the avoidance of doubt, PSU awards shall vest at the greater of (i) the target amount (i.e., 100% payout) for the applicable Performance Cycle (as defined in the applicable award agreements) or (ii) actual performance as of the date of such non-renewal.

(f) Notice of Termination. Any purported termination of Executive's employment by the Company or by Executive shall be communicated by written notice of termination to the other party in accordance with this Section 6. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and, in the case of the Company's termination of Executive for Cause or Executive's voluntary resignation (with or without Good Reason), shall be delivered to the other party within the timeframe specified by the applicable provision of this Agreement.

7. Change of Control Severance Benefits. The provisions of this Section 7 are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of a Change of Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(d) (excluding Section 6(d)(v), with respect to Executive's termination in the six (6) month period preceding a Change of Control) regarding severance pay and benefits payable upon a termination of employment by the Company without Cause or by Executive for Good Reason, if such termination of employment occurs during the twenty-four (24) month period following a Change of Control. These provisions shall terminate and be of no further force or effect after the end of such twenty-four (24) month period, provided that any obligation to satisfy payment obligations thereafter shall remain in effect until all such payments are made. In no event will Executive be entitled to receive duplicative severance or separation benefits or payments under both this Section 7 and Section 6(d) in connection with his termination of employment.

(a) During the Term, if during the twenty-four (24) month period following a Change of Control, Executive's employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason, then, subject to his timely execution of the Release and subject also to the limitations set forth in Section 7(e) below, Executive shall be entitled to the following enhanced severance pay benefits (collectively, the "Enhanced Benefit"). The Enhanced Benefit shall be equal to the sum of: (i) three (3) times the Base Salary as in effect on the Termination Date; (ii) three (3) times the STI Target Amount for the year of termination; (iii) an amount equal to the COBRA premium that Executive would incur if he continued coverage under the Company's group health plan(s) for a period of twenty-four (24) months based on the coverage elections in effect for Executive and, as applicable, his spouse and eligible dependents (to the extent covered on Executive's date of termination) as of the Termination Date; and (iv) fifty thousand dollars ($50,000.00) in lieu of any post-termination outplacement benefits or reimbursements.

(b) The Enhanced Benefit payable under this Section 7 shall he paid in a single lump sum on the first regularly scheduled payroll date following the date on which the Release Period expires, provided the Release is then irrevocable, and further provided that if the Release Period

begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of the Release Period.

(c) If Executive's employment terminates in the circumstances contemplated by this Section 7, his then-outstanding unvested RSU and PSU awards will accelerate and become fully vested as of the date of such termination, and be settled in accordance with the terms of the applicable Stock Plan and the related award agreement(s). For the avoidance of doubt, PSU awards shall vest at the greater of (i) the target amount (i.e., 100% payout) for the applicable Performance Cycle (as defined in the applicable award agreements) or (ii) actual performance as of the date of termination.

(d) Except as otherwise provided herein, Executive's entitlement, if any, to receive or retain any payment or benefit provided under or pursuant to the Stock Plans or the Senior Executive Incentive Compensation Plan in connection with a Change of Control generally (other than in connection with his termination under this Section 7) shall be determined by the terms and conditions of the Stock Plan or the Senior Executive Incentive Compensation Plan, and any related award agreements or grant notices, as applicable.

(e) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Code Section 280G and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Code Section 4999, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Code Section 280G: (A) cash payments not subject to Code Section 409A; (B) cash payments subject to Code Section 409A; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 7(e), the "After Tax Amount" means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of his receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(e)(i) shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm") with Executive's consent, which will not be unreasonably withheld. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Accounting Firm shall he binding upon the Company and Executive. The Company shall bear the fees and any other costs associated with the retention of the Accounting Firm.

8. Non-Competition and Non-Solicitation.

(a) Acknowledgements. Executive acknowledges:

(i) Company has provided and shall continue to provide Executive with its goodwill (a legitimate business interest of the Company) and Confidential Information so that Executive can perform his duties. Because Company would suffer irreparable harm if Executive misused its goodwill or disclosed Confidential Information, it is reasonable to protect the Company against misuse and disclosure of such information by Executive.

(ii) Because Executive will have continued access to and receive Confidential Information and will establish, maintain and increase Company's goodwill with its customers, employees and others, and because the services provided by Executive for Company are a significant factor in the creation of valuable, special and unique assets that are expected to provide Company with a competitive advantage, Company would suffer irreparable harm if Executive competed unfairly with Company (as described more fully below). Accordingly, it is reasonable to protect Company against potential unfair competition by Executive.

(iii) The promises in this Section 8 are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on Executive and the public. Executive acknowledges and agrees that the Company's provision of Confidential Information and the grant of awards under the Senior Executive Incentive Compensation Plan shall each serve as adequate and independent consideration for the covenants set forth in this Section 8.

(b) Agreements Not to Compete or Solicit Employees or Customers. As a condition of employment and to protect Company's Confidential Information and competitive position, Executive promises and agrees that during his employment and for a period of twelve (12) months following his separation from the Company for any reason, Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, directly or indirectly, either for his own benefit or the benefit of any other person or entity:

(i) Engage, invest in, or establish, in any capacity as either as an employee, employer, contractor, consultant, agent, principal, partner, member, stockholder, investor, corporate officer, director, or in any other individual or representative capacity any business that is a Restricted Business (except Executive is allowed to own or acquire 5% or less of the outstanding voting securities of a public company). Executive further promises that during

Executive's employment and for a period of twelve (12) months following Executive's termination of employment with Company, Executive will not give advice or lend credit, money or Executive's reputation to any person or entity engaged in or establishing the Restricted Business.

(ii) Solicit, recruit, induce, entice, encourage, hire, directly recruit, or in any way cause any officer or manager who is or was an employee of Company within the twelve (12) months prior to Executive's separation of employment, or after, to terminate his employment with Company. This restriction is limited to those employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information while employed with the Company.

(iii) Solicit any person or company for the purpose of engaging in a business that is the same or similar to the Company's business at the time Executive's employment ends, who was a customer of the Company during the twelve (12) months preceding Executive's separation and whom Executive contacted, solicited, serviced, or sold services to as an Executive of the Company (either directly or indirectly as a supervisor) at any time during the twelve (12) months preceding the date of Executive's separation. Executive also agrees not to induce any customer, supplier or other person with whom the Company engaged in business, or to the knowledge of Executive planned or proposed to engage in business, during the twelve (12) months preceding the date of Executive's separation, to terminate any commercial relationship with the Company.

9. Non-Disclosure of Intellectual Property, Trade Secrets, and Confidential Information.

(a) Executive agrees that, unless otherwise required by law, Executive will forever keep secret all Confidential Information of the Company, and Executive will not use it for Executive's own private benefit, or directly or indirectly for the benefit of others, and Executive will not disclose Confidential Information to any other person, directly or indirectly.

(b) If Executive is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, Executive shall give Company prompt, prior written notice so Company can seek an appropriate remedy or waive compliance. Executive shall furnish only that portion of the Confidential Information required on advice of legal counsel, and shall exercise Executive's best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by others in a confidential manner.

10. Non-Disparagement.

(a) Executive agrees that he will not make or cause to be made any oral or written statements that are derogatory, defamatory, or disparaging concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company or its employees. Executive also agrees that he will not make or cause to be made any oral or written statements regarding the Company's Confidential Information to any third party, including, but not limited to, the general public (for example, via postings or publications on the Internet), the media, financial analysts, auditors,

institutional investors, consultants, suppliers, vendors, or business associates, or agents and/or representatives of any of the foregoing, unless the statement is (i) expressly authorized by the Company in writing, or (ii) required by law. This provision is a material and substantial term of this Agreement.

(b) Company agrees that it will not make any official public statement that is derogatory, defamatory, or disparaging concerning Executive, and will instruct the members of the Board and its senior executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive.

11. Restrictive Covenants Generally. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 8, 9, and 10 (the "Covenants") to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall he deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. Compliance with Confidentiality, Non-Compete, or Non-Disclosure Obligations. Executive represents and warrants that he is in compliance with any confidentiality, non-compete, or non-disclosures obligations or agreements previously entered into with the Company and that any such obligations or agreements shall remain in effect from and after the Effective Date. In the event of any conflict between any such pre-existing confidentiality, non-compete, or non-disclosures obligations or agreements and the terms of this Agreement, the terms of this Agreement shall control.

13. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of a breach of any of the Covenants, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (including, without limitation, payment of any unpaid portion of the Severance Benefit described in Section 6(d) above) and, in the case of either a breach or a threatened breach of any of the Covenants, and without waiving its right to arbitration as provided in Section 16(g), seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

14. Conflicts of Interest. Executive agrees that for the duration of this Agreement, he will comply with the requirements of the Company's corporate conflict of interest policy, as set forth in Exhibit D hereto and as in effect from time to time.

15. Intellectual Property; Assignment of Inventions.

(a) Assignment and License of Rights. Executive assigns to the Company all of Executive's rights in Intellectual Property that Executive makes or conceives during Executive's employment, whether as a sole or joint inventor, whether made during or outside working hours, and whether made on Company premises or elsewhere. Executive grants to the Company an unlimited, unrestricted, worldwide, royalty-free, fully paid right to access, use, modify, add to, and distribute any Intellectual Property that Executive developed and reduced to a practical form prior to Executive's employment with the Company, its affiliates or subsidiaries, and that Executive includes in any Intellectual Property assigned to the Company. Executive understands and acknowledges that, for purposes of this Agreement, the term "Intellectual Property" means any information of a technical and/or business nature, such as ideas, discoveries, inventions, trade secrets, know-how, and writings and other works of authorship which relate in any manner to the actual or anticipated business or research and development of the Company, its affiliates or subsidiaries.

(b) Assist Documentation. Upon request at any time and at the expense of the Company or its nominee and for no additional personal remuneration, Executive agrees to execute and sign any document that the Company considers necessary to secure for or maintain for the benefit of the Company adequate patent and other property rights in the United States and all foreign countries with respect to any Intellectual Property. Executive also agrees to assist the Company as required to obtain and enforce these rights.

(c) Disclosure. Executive agrees to promptly disclose to the Company any Intellectual Property when conceived or made by Executive, whether in whole or in part, and to make and maintain adequate and current records of it. If Executive's employment ends for any reason, Executive agrees to promptly turn over to the Company all models, prototypes, drawings, records, documents, and the like in Executive's possession or under Executive's control, whether prepared by Executive or others, relating to Intellectual Property, and any other work done for the Company. Executive acknowledges that these items are the sole property of the Company.

16. Miscellaneous.

(a) Executive's Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would interfere with the performance of his duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of his duties hereunder, except with valid written consent of such other person or party. **Executive has carefully read and considered all provisions of these Agreements and acknowledges that this is an important legal document**

**that sets forth restrictions on Executive's conduct as a condition of employment with the Company.**

(b) Legal Fees. Executive shall be entitled to reimbursement for the reasonable legal fees and expenses incurred in connection with the review, preparation, and negotiation of this Agreement, provided that the Company's obligation under this Section 16(b) shall not exceed fifteen thousand dollars ($15,000) or such greater amount as may be approved by the Company in its sole discretion. Such payment or reimbursement shall be made directly by the Company by February 15, 2024, or within thirty (30) days following the Company's receipt of the documentation of the amount of such legal fees, whichever date is later.

(c) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Successors and Assigns.

(i) This Agreement is personal to Executive and shall not be assignable by Executive but shall inure to the benefit of and be enforceable by Executive's heirs and legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 16(d)(iii) below, shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).

(iii) This Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(e) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender's

receipt of confirmation of complete transmission; (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail; and (iv) notices sent via electronic mail shall be deemed to have been given on the business day next following the date of transmission.

If to Executive, to:

23 Netherfield Way
The Woodlands, TX 77382

Email: jacutillo@outlook.com

Or such other address as shall most currently appear on the records of the Company.

If to the Company, to:

Sterling Infrastructure, Inc.
1800 Hughes Landing Blvd., #250
The Woodlands, TX 77380 USA
Attention: General Counsel

(f) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE STATE OF TEXAS (EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES) WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

(g) Resolution of Disputes. Any claim arising out of or relating to this Agreement, any other agreement between Executive and the Company or any of its Affiliates, or Executive's employment with the Company or any of its Affiliates, or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes (or successor rules) of the American Arbitration Association ("AAA"), Federal Rule of Civil Procedure 68 ("Offer of Judgment"), and this Section 16(g). If AAA's rules are inconsistent with this Agreement, the terms of this Agreement shall govern. If the parties are unable to mutually agree on an arbitrator within sixty (60) days following the date on which the Covered Claim is initially made, the party requesting arbitration shall submit the matter to AAA, and an arbitrator shall be selected pursuant to AAA's rules. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and its Affiliates shall be responsible for their own costs and expenses, including without limitation, attorneys' fees; provided that the Company shall pay all costs unique to arbitration (as compared to the costs of adjudicating the same claims before a court), including the regular and customary arbitration fees and expenses. Any dispute as to whether a cost is unique to arbitration shall be resolved by the arbitrator. Pending the resolution of

any Covered Claim, Executive (and his estate or beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise to the extent not otherwise in dispute.

(h) Compliance with Code Section 409A. This Agreement is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company, Executive is a "specified employee" as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment that are considered a "deferral of compensation" within the meaning of Section Code 409A is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the portion of such payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with Section 409A until the first business day to occur following the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date otherwise permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, mutually agreed upon between the Executive and the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 16(h) in order to prevent any accelerated tax or additional tax under Code Section 409A, then such payments shall be paid at the time specified under this Section 16(h) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 16(h); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not he deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment" or like terms shall mean separation from service. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a "separate payment." Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section Code 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(i) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j) Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

(k) Entire Agreement. This Agreement, along with the exhibits referenced herein and the Senior Executive Incentive Compensation Plan and the Stock Plans, constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, if the terms of this Employment Agreement are more generous to Executive than the terms set forth in such plans or award agreements, the terms of the Employment Agreement shall govern any conflict to the extent consistent with applicable law.

(l) Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(m) Section Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(n) Cooperation. During the Term and at any time thereafter, Executive agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive's employment with the Company; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

(o) Survival. Sections 6 through 15, inclusive, shall survive and continue in full force and in accordance with their terms notwithstanding any termination of the Term or of Executive's employment with the Company.

(p) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on the 1st day of January, 2024, effective as of the date first above written.

STERLING INFRASTRUCTURE, INC.

By: ______________________

Name: Dana O'Brien
Title: Director

EXECUTIVE

______________________
Joseph A. Cutillo

## EXHIBIT A

## DEFINED TERMS

1. "Accrued Obligations" shall mean, at any point in time and except as expressly provided herein, any amounts to which Executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued at the time of payment): Base Salary, earned but unpaid through Executive's Termination Date (or, if later, the date that is sixty (60) days following the date on which Executive's notice of resignation is delivered to the Board pursuant to Section 6(c) of the Agreement), incentive compensation amounts due under the Senior Executive Incentive Compensation Plan, and any other payments, bonuses, entitlements or benefits vested, earned or accrued but unpaid under applicable benefit and compensation plans, programs and other arrangements with the Company and/or any of its subsidiaries.

2. "Audit Committee" shall mean the Audit Committee of the Board, as constituted from time to time.

3. "Board" shall mean the board of directors of Sterling Infrastructure, Inc.

4. "Cause" shall mean the occurrence of one or more of the following: (i) Executive's failure or refusal to perform his duties and/or responsibilities in a satisfactory manner after being given written notice of the failure and a reasonable period of time in which to cure the failure; (ii) Executive's gross negligence in the performance of his duties and/or responsibilities; (iii) Executive's commission of any act of theft or other dishonesty, including, but not limited to any intentional misapplication of the Company's or its Affiliate's funds or other property; (iv) Executive's conviction of any felony or a misdemeanor involving deceit, material dishonesty or fraud; (v) Executive's participation in any activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company; (vi) Executive's habitual or repeated misuse of alcohol or controlled substances that materially impairs his ability to perform any of his or her duties and/or responsibilities to the Company in circumstances that are not otherwise protected by applicable law; or (vii) Executive's material breach of a Company policy including, without limitation, the Company's Code of Business Conduct, as in effect from time to time. In order to terminate Executive's employment for Cause, the Company must give Executive written notice of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct constituting Cause. If such conduct has not been the subject of a previous notice to Executive, Executive shall have thirty (30) calendar days following the receipt of the Company's notice (i) to meet with the Board to respond to the statements and allegations set forth in the Company's notice of intent to terminate and provide evidence satisfactory to the Board that the acts or omissions claimed to constitute Cause did not occur or do not, in fact, constitute Cause, or (ii) if the conduct at issue may reasonably be remedied or cured, to effect that remedy or cure; provided however that if Executive's efforts to remedy the conduct at issue are conducted in good faith and with appropriate diligence but cannot be fully completed during such thirty (30) day period, the cure period for such conduct will be extended by a reasonable amount not to exceed thirty (30) additional days. If, at the conclusion of such cure period, the Board decides to proceed with the termination of the

Executive's employment for Cause, such a termination will be effected by providing the Executive with a written notice of termination.

5. "Change of Control" shall have the meaning assigned in the Amended and Restated 2018 Stock Incentive Plan. Notwithstanding the foregoing definition, any payment or benefit would be considered deferred compensation subject to, and not exempt from, Code Section 409A, payable or to be provided upon a Change of Control shall only be paid or provided to Executive to the extent such event also qualifies as an event described in Code Section 409A(a)(2)(A)(v).

6. "Code" shall mean the Internal Revenue Code of 1986, as amended.

7. "Compensation Committee" shall mean the Compensation Committee of the Board, as constituted from time to time.

8. "Confidential Information" shall mean all confidential or proprietary information concerning the Company's business, including all trade secrets, know-how and other information generally retained on a confidential basis by the Company with respect to its products, methods, techniques, cost and pricing information (including bid prices), algorithms, advertising methods and methodologies, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and nature of the Company's dealings with its employees, suppliers and customers, and includes Trade Secrets as defined in Tex. Civ. Prac. & Rem. Code Section 134A.002(6), which is incorporated herein.

9. "Disability" shall mean, for purposes of this Agreement, (i) Executive's entitlement to benefits under Company's long-term disability plan; or (ii) if Executive does not participate in Company's long term-disability plan, Executive will be deemed to have a "Disability" if he is unable, due to physical or mental incapacity, to perform his duties under this Agreement for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six-month period. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish such medical information as may be reasonably requested.

10. "Good Reason" shall mean the occurrence of any one or more of the following events without Executive's written consent:

(i) a material adverse change in the nature or scope of the Executive's duties, responsibilities, authorities, powers, functions or duties or change in the Executive's title to any position other than Chief Executive Officer of the Company, including, without limitation, any requirement that the Executive report to any person(s) other than the Board or, following a Change of Control, to the board of directors of a corporation that does not have a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended;

(ii) a material reduction in the Executive's annual Base Salary or the STI Award Amount and/or Target LTI Award Amount under the Senior Executive Incentive Compensation Plan other than a reduction that is also applied to substantially all of

the Company's other senior executives and that is not cumulatively in excess of ten percent (10%) of the level of any such compensation items in effect under this Agreement as of the Effective Date;

(iii) the relocation of the Executive's principal place of employment by more than forty (40) miles, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations; or

(iv) a material breach of this Agreement by the Company including, without limitation, the Company's failure to satisfy the requirements of Section 16(d)(iii) of the Agreement.

Notwithstanding the foregoing, an event described above shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within ninety (90) days of the initial existence of such event and is not corrected by the Company in a manner which is reasonably satisfactory to such Executive within thirty (30) days of the Company's receipt of such written notice. If the purported Good Reason condition is not cured within the 30-day period described in the preceding sentence, Executive may submit a written notice of termination to the Chair of the Board in accordance with Section 6(f) of the Agreement specifying a Termination Date that is no more than sixty (60) days following the final day of the Company's cure period. Executive will be deemed to have accepted the condition(s), or the Company's correction of such condition(s), that may have given rise to the existence of Good Reason if he fails to provide such written notice under Section 6(f) of the Agreement or fails to terminate his employment within the 60-day period described in the preceding sentence. The failure of the Company's stockholders to elect Executive as a member of the Board or to retain Executive in such capacity shall not constitute Good Reason for purposes of this Agreement.

11. "LTI Target Amount" shall have the meaning assigned in the Senior Executive Incentive Compensation Plan.

12. "Restricted Business" shall mean (i) any business conducted by the Company or its affiliates during the Term that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or Executive's duties or assignments for the Company, and/or (ii) any business competitive with the business conducted by the Company or its affiliates during the Term that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or Executive's duties or assignments for Company. This definition includes, but is not limited to, heavy civil construction involving the building and reconstruction of highways, roads, bridges, airfields, ports, light rail, and water, wastewater and storm drainage systems, foundations for multifamily homes, commercial concrete projects and parking structures; residential construction projects involving concrete foundations for single-family homes; and other similar heavy civil and residential transportation and water construction and infrastructure projects. The geographic scope of the restriction contained in Section 8 of the Agreement is limited to those locations where the Company operates or has provided products or services to customers during the twelve (12) months preceding the Termination Date.

13. "Senior Executive Incentive Compensation Plan" shall mean the "Senior Executive Incentive Compensation Plan" adopted by the Company effective January 1, 2024, as in effect from time to time, and any successor thereto.

14. "STI Target Amount" shall have the meaning assigned in the Senior Executive Incentive Compensation Plan.

15. "2018 Stock Incentive Plan" shall mean the "Sterling Construction Company, Inc. Amended and Restated 2018 Stock Incentive Plan" as adopted May 5, 2021 and as in effect from time to time, and any amendment or successor thereto.

## EXHIBIT B

## PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT
## (SPECIAL AWARD)

**STERLING INFRASTRUCTURE, INC.**
**PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT**

THIS PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT (this "*Agreement*") is entered into between you, Joseph Cutillo, and Sterling Infrastructure, Inc. (the "*Company*"). The performance-based restricted share units (the "*Award*" or the "*PSUs*") are granted pursuant to the terms of the Company's Amended and Restated 2018 Stock Incentive Plan (the "*Plan*"), which is incorporated into this Agreement by this reference. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will govern. Defined terms not otherwise defined herein shall have the meanings set forth in the Plan.

By signing this Agreement, you acknowledge that you have received a copy of the Plan, and that you accept the terms and conditions of this Award.

In consideration of the foregoing recitals and the covenants made in this Agreement, you and the Company agree as follows:

1. **Performance-Based Restricted Share Units**. On December 4, 2023, the Compensation & Talent Development Committee of the Board of Directors of the Company (the "*Committee*") approved this grant of PSUs giving you the opportunity to earn shares of Common Stock of the Company.

   (a) *Award of PSUs*. The Company hereby awards you 160,000 PSUs under the terms and conditions of this Agreement, which amount represents the target award (the "*Target PSUs*"). Each PSU represents an unfunded and unsecured, non-transferable promise, subject to the vesting and other terms and conditions of this Agreement, to issue to you one share of Common Stock. Between 0% and 100% of the Target PSUs may be earned, with the actual number of PSUs earned depending on the Company's level of achievement and certification of the applicable performance goals specified on Appendix A to this Agreement (the "*Performance Goals*") during the period beginning January 1, 2024 and ending December 31, 2026 (the "*Vesting Date*").

   (b) *Restrictions on Transfer and Right to Shares*. You may not sell, assign, transfer, pledge or otherwise dispose of, or encumber any of the PSUs, or any of your rights or interests in them except by your will or according to the laws of descent and distribution (the "*Restrictions*"). You shall not have any right in, to or with respect to any of the shares of Common Stock (including any voting rights or rights with respect to cash dividends paid on the Common Stock) issuable under the Award until the PSUs vest and are converted into shares.

   (c) *Vesting and Payout*.

      i. The Target PSUs are eligible to vest and be converted into shares of Common Stock on the Vesting Date based on the achievement of the Performance Goal(s).

#101783742v1

ii. The level of achievement of the applicable Performance Goals and the resulting number of Target PSUs earned will be determined as soon as reasonably practicable following the Vesting Date. Payout of any vested PSUs will be made no later than sixty days following the Vesting Date.

**2. Forfeiture.**

(a) Any PSUs that do not vest on or before the Vesting Date are automatically forfeited, canceled, and cease to be subject to vesting.

(b) No compensation will be paid to you for any of your PSUs that are forfeited.

**3. Change of Control**. Upon a Change of Control (COC) (as defined in the Plan), the PSUs will vest based on actual performance prior to the COC, as more fully set forth on Appendix A, and any PSUs that do not vest shall be automatically forfeited and canceled as of the consummation of the Change of Control.

**4. Termination of Employment.**

(a) In the event your employment with the Company is terminated before the Vesting Date due to your death or Disability, by the Company without Cause, by you for Good Reason, or as a result of a Transition, all of the PSUs will vest as of immediately prior to your termination of employment; *provided that*, vesting on termination of your employment without Cause, for Good Reason or as a result of a Transition shall be contingent upon your timely execution and non-revocation of a Release. Payout of any PSUs that vest in connection with your termination of employment will be made no later than sixty days following your termination date.

(b) In the event your employment with the Company is terminated before the Vesting Date by the Company for Cause or by you without Good Reason, all of the PSUs shall be automatically forfeited and canceled.

(c) For purposes of this Agreement –

i. the terms Disability, Cause, Good Reason and Release will have the meanings set forth in that certain Amended and Restated Employment Agreement between you and the Company effective as of January 1, 2024; and

ii. the term "Transition" will mean your termination of employment by mutual agreement between you and the Company following the identification and successful onboarding, as determined by the Committee in its sole discretion, of your successor as Chief Executive Officer.

## 5. Issuance of Shares of Common Stock Upon Conversion of PSUs.

(a) Any PSUs that vest will be converted into shares of Common Stock, and such shares will in each case be issued to you in "book entry" form to an account in your name at the Company's transfer agent. You will be advised of the issuance.

(b) Provided no Restrictions continue to apply, you may leave the shares in your account at the transfer agent; you may have them electronically transferred to a personal brokerage account; or on written request to the Company's General Counsel, you may have them delivered to you in the form of a paper stock certificate.

## 6. Other Terms and Conditions.

(a) *Continuing Restrictions*. Shares of Common Stock issued for vested PSUs remain subject to all restrictions imposed on them by federal and state securities laws, rules and regulations, and by the Company's policies and rules relating to Common Stock.

(b) *Clawbacks*. All PSUs and shares of Common Stock awarded and/or issued under this Agreement are subject to recovery by the Company under the terms of the Company's Incentive Compensation and Claw-Back Policy and the Company's Policy for the Recovery of Erroneously Awarded Compensation if applicable. Copies of these policies are available in Principal's Document Library.

(c) *Adjustments*. Any additional shares of Common Stock that are issued during the Program Cycle as a result of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like) will be subject to the terms and conditions of this Agreement, and are deemed included in the definition of the term "PSU." In the event of any stock dividend, stock split or recapitalization, the number of your remaining unvested PSUs will be adjusted appropriately to reflect the event.

(d) *Securities & Other Laws*. The Company may require as a pre-condition to the delivery to you of any shares of Common Stock that they have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's Common Stock is then listed or quoted; and that either (i) a registration statement under the Securities Act of 1933 (the "*Act*") relating to the shares is in effect; or (ii) in the opinion of counsel to the Company, the issuance of the shares is exempt from registration under the Act. You agree to make the undertakings and agreements with the Company that the Company may reasonably require, and to take such other steps, if any, as counsel to the Company considers necessary to comply with any law applicable to the shares. The shares may be made subject to a stop order or other restriction if counsel for the Company considers it necessary to comply with applicable laws.

(e) *Taxes.* You are responsible for any and all taxes that become payable by you by reason of the award and/or vesting of PSUs. Prior to the Company issuing shares, you agree to pay to the Company or to make provision satisfactory to the Company for the payment of any taxes required by law to be paid by you, or that are required to be withheld from you by the Company relating to the shares, no later than the date of the event creating the tax liability. To the extent permitted by law, the Company has the right to retain from shares issuable under this Agreement or from salary or any other amounts payable to you, a value sufficient to satisfy any tax-withholding obligation.

(f) *Compliance with Section 409A of the Code.* The Company intends that this Agreement either (a) complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder; or (b) is excepted from the provisions of Section 409A. As a result, the Company has the right to amend this Agreement in order to cause them to be in compliance with Section 409A, or to qualify for being excepted from the provisions of Section 409A, and to take any other actions under this Agreement to achieve that compliance or exception.

(g) *No Guarantee of Employment.* Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or any of its Subsidiaries, or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate your employment relationship with the Company or any of its Subsidiaries at any time.

(h) *Decisions by the Committee.* Any dispute or disagreement that arises under, or as a result of, or relating to, this Agreement will be resolved by the Committee in its sole and absolute discretion, and any resolution or any other determination by the Committee, and any interpretation by the Committee of the terms and conditions of this Agreement will be final, binding, and conclusive on all persons affected by it.

(i) When used in this Agreement, the word "will" is either predictive or is synonymous with the word "shall", meaning "required"; and the word "may" means "permitted."

(j) *Governing Law.* This Agreement and the Award hereunder is governed by, and will be interpreted in accordance with, the laws of the State of Delaware, without regard to any of its conflicts of law provisions.

(k) *Electronic Delivery.* The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. You must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely

manner. If you do not accept the terms of this Agreement, the PSUs are subject to cancellation.

*IN WITNESS WHEREOF, the parties have signed this Agreement as of the Grant Date, but recognize that the effectiveness of the Agreement and the Awards are contingent on the approval of the Plan by the Company's stockholders and on the Company's filing a Form S-8 registration statement with the Securities Exchange Commission.*

**Sterling Infrastructure, Inc.**

By: Dana OBrien

Name: Dana OBrien

Title: Chair - Compensation Committee

Name: Joseph Cutillo

## APPENDIX A

## PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT

### Performance Goals

Vesting of the PSUs is based on the following Stock Price Targets:

| Tier | Stock Price Target* | Portion of Grant |
|---|---|---|
| Tier 1 | $100/share | 20% |
| Tier 2 | $120/share | 30% |
| Tier 3 | $140/share | 50% |

*Achievement of the Stock Price Target shall occur only if the closing sale price of a share of the Company's common stock as reported by the Nasdaq Global Select Market equals or exceeds the applicable Stock Price Target on each of twenty consecutive trading days between the effective date of this Agreement and the Vesting Date.

For purposes of determining vesting on a Change of Control pursuant to Section 3 only, the percentage of the PSUs that vest shall be determined based on the price per share of the Company's common stock paid by the purchaser in connection with the Change of Control transaction, as determined by the Committee in its sole discretion. If such price per share is between two Tiers set forth in the table above, then the percentage of the PSUs earned shall be determined by linear interpolation between the two tiers. For example, if the Change of Control transaction price per share is $118, all of the PSUs subject to Tier 1 would vest (20% of the total) and 90% of the PSUs subject to Tier 2 would vest (27% of the total), resulting in vesting of 47% of the Target PSUs and forfeiture of the remaining 53% of the Target PSUs.

**EXHIBIT C**

**Form of Separation and General Release**

This Separation and General Release ("Release") is made by and between Sterling Infrastructure, Inc., including its officers, directors, employees, managers, predecessors, successors, subsidiaries, and affiliates (collectively, the "Company") and Joseph A. Cutillo ("Executive"). Executive and the Company are referred to individually as "Party", and collectively as the "Parties".

WHEREAS, the Company employed Executive pursuant to an Amended and Restated Executive Employment Agreement ("Agreement"), effective as of January 1st, 2024;

WHEREAS, Executive's employment under the Agreement has been terminated with the Company, effective [____________________________] (the "Separation Date");

WHEREAS, as consideration for the conditions, covenants, and provisions in this Release, including to fully settle and resolve any and all issues and disputes arising out of Executive's employment with, and separation from, the Company, the Company agrees to pay Executive separation pay (as set forth in Paragraph 2 of this Release); and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Release for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the conditions, covenants, and provisions herein, the Parties acknowledge and agree as follows:

1. Separation Date and Final Wages. Executive's employment with the Company is terminated as of the Separation Date. In addition to the payments provided in Paragraph 2 below, regardless of whether Executive signs this Release, within the next regularly scheduled pay period following the Separation Date, Executive will receive payment for any unpaid final time worked through and including the Separation Date and other benefits to which Executive is entitled by virtue of Executive's service with the Company up to and including the Separation Date, pursuant to the terms of the Agreement and the Company's benefit plans, including payment for any accrued but unused vacation pay. Except as specifically provided in this Release regarding the separation pay in Paragraph 2 below, Executive understands that Executive shall not be entitled to any other payment, benefits, remuneration, or other consideration of any kind from the Company and that payment of the Severance Benefit (as defined below and as provided in the Agreement) shall be deemed to be a full and final resolution of any and all obligations that are or may be owing by any of the Released Parties (as defined below) under the terms of the Agreement.

2. Separation Payments and Other Consideration by the Company. Following receipt by the Company of Executive's signature to this Release, and provided Executive does not revoke this Release as provided in Paragraph 14 below, as consideration for this Release, the Company will provide Executive with the severance pay and benefits ("Severance Benefit") as defined in Sections 6 and/or 7 of the Agreement, as applicable, in the total amount of

[______________] dollars ($[____________________]) which shall be paid or provided at the time and in the form as specified in the Agreement.

The Severance Benefit shall be paid (or commence to be paid) or provided herein and in the Agreement, following the seven (7) day revocation period referenced in Paragraph 13 below. Executive acknowledges that the payment under this Paragraph 2 is in addition to any services or amounts to which Executive would otherwise be entitled without signing this Release.

3. Executive Waiver and Release of Rights and Release Not to Sue. Executive (defined for the purpose of this Paragraph 3 to include Executive and Executive's agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as the Company, its parent, subsidiaries, affiliates, and any of its or their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, members, managers, managing members, divisions, parents, subsidiaries, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of such employee benefit plans) from, and except as specifically provided herein, agrees not to bring any action, proceeding, or suit against any of the Released Parties regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type (collectively "Claims"), directly or indirectly regarding any act or failure to act that occurred up to and including the date on which Executive signs this Release, including, without limitation, all Claims arising or that arose or may have arisen out of or in connection with Executive's employment with or separation from the Company, and including but not limited to Claims for:

(a) violation of any written or unwritten contract, the Agreement, any understanding, policy, benefit, retirement or pension plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys' fees, damages, or any other remuneration of any kind, bonuses, stock, stock options, or other forms of equity award;

(b) discrimination or retaliation on the basis of any characteristic or trait protected under law (including, but not limited to, race, color, national origin, gender, sexual orientation, religion, disability, marital or parental status, age, union activity, or other protected activity), or other denial of protection or benefits under any statute, ordinance, executive order, or regulation (including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers' Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, the Texas Labor Code, the Texas Commission on Human Rights Act, the retaliation provision of the Texas Workers' Compensation Act, or any other federal, state, or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment) as such acts may have been amended; and/or

(c) violation of any public policy or common law of any state relating to employment or personal injury, including, but not limited to, claims for wrongful discharge,

defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contractual or business relations.

Executive represents and warrants that Executive has no outstanding court, agency, or administrative claims for damages against any person or entity released herein. The Parties intend to release only all Claims which can legally he released in a private agreement. This Release does not include, and Executive does not waive, any rights or claims: (a) that may arise after Executive signs this Release; (b) for alleged workplace injuries or occupational disease that arise under any state's workers' compensation laws; (c) that cannot be released by law; (d) to enforce this Release or the Agreement; or (e) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission ("EEOC") the Texas Workforce Commission ("TWC"), or the Securities and Exchange Commission ("SEC"). Executive agrees, however, to waive and release any right to receive any monetary award from any and all such proceedings. Nothing in this Release (including the non-disparagement provisions) shall be construed to limit Executive's right to respond accurately and fully to any question, inquiry, or request for information when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority regarding the Company, Executive's employment, or this Release. Executive is not required to contact the Company regarding the subject matter of any such communications before disclosing information to an administrative agency responsible for enforcing labor and/or employment laws, or providing information to an agency responsible for enforcing unemployment compensation laws. Further, nothing in this Release is intended to restrict Executive's legally protected right to discuss wages, hours, or other working conditions with coworkers, or to in any way limit Executive rights under applicable law, including the National Labor Relations Act and any whistleblower act.

Nothing in this Release is intended to waive any right Executive may have to: (i) wages earned by him through the Separation Date, and Executive shall be paid all such wages regardless of whether he signs this Release; (ii) earned, unused vacation, if any; (iii) reimbursement for approved business expenses incurred by him through the Separation Date for which he has not been reimbursed; (iv) continuation coverage pursuant to the terms of Company-provided group health plans or applicable law; (v) vested retirement benefits to which he is entitled as of the Separation Date pursuant to the terms of any Company retirement benefit plan(s) or applicable laws; (vi) any payments or benefits to which Executive is entitled under the terms of any employee or fringe benefit plans, programs, or policies, (vii) rights, if any, to unemployment compensation, (viii) indemnification under the Agreement, or the Company's organizational documents, policies, applicable law, or pursuant to the Company's directors' and officer's liability and/or general commercial liability insurance policies, or (ix) enforce the surviving terms of the Agreement as provided in Section 16(o) thereof.

4. Consideration of Medicare's Interests. Executive affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Severance Benefit is due under this Release, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Executive is a Medicare beneficiary, etc.), the following sentences of this Paragraph 4 apply.

Executive affirms, covenants, and warrants he has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Executive before or after the execution of this Release. Furthermore, Executive is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § I395y(b)(3)(A) *et seq.*

5. Maintenance of Liability Insurance. From and after the Separation Date, the Company will maintain Executive's coverage under its directors' and officer's and general commercial liability insurance policies and will provide continuing coverage to Executive with respect to such claims on the same basis as provided to the Company's active senior officers and directors.

6. Non-Disparagement. The mutual non-disparagement obligations in Section 10 of the Agreement remain in full force and effect, and both Executive and the Company reaffirms their respective obligations thereunder. Executive acknowledges that any failure to abide by Executive's obligations under Section 10 of the Agreement and this Paragraph 6 shall constitute a material breach of this Release, and Executive shall forfeit any and all amounts to which Executive may otherwise be entitled in Paragraph 2 above.

7. Return of Company Property. Executive acknowledges that Executive has returned all property of the Company that is in Executive's possession, custody, or control including, without limitation, all computer hardware and software, credit cards, keys, computer or other access codes, communications devices (including, without limitation, all cellular phones, smart phones, BlackBerry devices, personal data assistants, or similar devices), computers, laptops, tablet devices, and all materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, non-public financial information, database information and lists, mailing lists, notes, data, and any other property or information that Executive may have relating to the Company or its customers, clients, employees, policies, or practices (whether those materials exist in hard copy or digital form). Executive agrees not to retain any such property or information in any form, hard copy or digital, and not to give copies of such property or information or disclose their contents to any other person. To the extent Executive has, or had retained access to Confidential Information, regardless of the form, and where such Confidential Information is retained or stored, including, but not limited to, on any computer, laptop, tablet, smart phone, flash or thumb drive, or on any cloud-type account, Executive shall fully delete and destroy all such digital forms, including all back ups and copies, and by signing below, certifies his compliance with such obligation.

8. Confidentiality of Company Information. Executive acknowledges that during the course of employment with the Company, Executive has had access to and used confidential and proprietary information of the Company, including Confidential Information as defined in the Agreement, that is not known or in the public domain, including, without limitation, customer

information, financial information, personnel information, and business plans. Except as may be specifically required by law and consistent with Paragraph 3 above, and for so long as it remains confidential (other than through any improper actions by Executive), Executive reaffirms his non-disclosure obligations under the Agreement, and agrees not to directly or indirectly use or disclose any such Confidential Information to, or on behalf of, any person, firm, corporation, or entity outside the Company.

9. Non-Admission/Inadmissibility. This Release does not constitute an admission by the Parties that any action taken regarding Executive was wrongful, unlawful, or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation. This Release is entered into solely to resolve fully all matters related to or arising out of Executive's employment with and separation from the Company.

10. Cooperation. Executive agrees to cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigation, government proceedings, and general claims) that relates to matters with which Executive was involved during the term of employment with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Company or the Company's counsel, or telephonically, for conferences and interviews, and providing testimony in depositions, court proceedings, and administrative hearings as necessary for the Company to defend claims, and in general providing the Company and its counsel with the full benefit of Executive's knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

11. Severability. The provisions of this Release shall be severable and the invalidity of any provision, or the performance of one Party's obligations under any provision, shall not affect the validity of the other provisions or the other Party's duty to perform its or Executive's obligations under any other provision; provided, however, that (a) upon a finding by a court of competent jurisdiction that any release or agreement in Paragraph 3 above is illegal, void, or unenforceable, Executive agrees, at the Company's option, to promptly execute a release and agreement that is legal and enforceable, and (b) Executive's failure to comply with the obligations to promptly execute such release will constitute a material breach of this Release, in which event the Company, in addition to its other rights and remedies, shall not be obligated to provide Executive with any of the consideration described in Paragraph 2 above.

12. Governing Law and Jurisdiction/Consent to Jurisdiction. This Release shall be governed by and construed in accordance with laws and judicial decisions of the State of Texas, without regard to its principles of conflicts of laws. Any action regarding this Release or Executive's employment with or separation from the Company must be brought as provided in the Agreement and prosecuted in Harris County, Texas.

13. Entire Release. This Release and the Agreement represent the entire agreement and understanding concerning Executive's employment with and separation from the Company, and supersedes and replaces any and all prior agreements, understandings, discussions, proposals, or negotiations (whether written or oral) between Executive and the Company.

14. Notice to Seek Counsel/Consideration Period/Revocation Period. Executive acknowledges that Executive has been advised in writing to consult with an attorney before executing this Release, and that Executive has had at least twenty-one (21) days after receipt of this Release to consider whether to accept or reject this Release. Executive understands that Executive may execute this Release prior to the end of such twenty-one (21) day period, but is not required to do so. Executive has seven (7) days after execution of this Release to revoke it. Such revocation must be in writing and delivered either by hand, facsimile, or mailed and postmarked within the seven (7) day period, and sent to:

Sterling Infrastructure, Inc.
1800 Hughes Landing Blvd., #250
The Woodlands, TX 77380 USA

Attention: General Counsel

If Executive revokes this Release as provided herein, it shall be null and void and Executive will not be entitled to any of the consideration from the Company described in Paragraph 2 above. If Executive does not revoke this Release within seven (7) days of executing it, this Release shall become enforceable on the eighth (8th) day after execution of this Release. Executive understands that this Release is not intended to be a waiver of Claims arising after the date Executive executes this Release.

Executive further acknowledges that (1) this Release, including the waiver provisions incorporated herein, is written in a manner reasonably calculated to be understood by Executive, and (2) the consideration for such waiver provisions is in addition to anything of value to which Executive is already entitled.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Release freely and voluntarily with the intention of being legally bound by it.

JOSEPH A. CUTILLO

____________________________
[Signature]

____________________________
Date

**EXHIBIT D**

**CONFLICT OF INTEREST POLICY**

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]